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Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Network Commerce Inc.:

    As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made a part of this registration statement.

/s/ ARTHUR ANDERSEN LLP

Seattle, Washington
December 4, 2000

II-5

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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS